Exhibit 99.1

Transforming Cardiovascular Cardiovascular Health Through Our AI - Driven Integrated Genetic - Epigenetic Epigenetic Engine Œ INVESTOR PRESENTATION August 2022 MANA CAPITAL Acquisition Corp.

Disclaimer

General

This presentation is for informational purposes and only to assist in evaluating the proposed business combination (the "Business Combination") between Mana Capital Acquisition Corp. ("Mana Capital") and Cardio Diagnostics, Inc. (together with its subsidiary, "Cardio") and related transactions, which will be submitted to stockholders of Mana Capital for their consideration, and not for any other purpose. Nothing contained in this presentation is or should be construed as a recommendation, promise or representation by Mana Capital, Cardio, or any officer, director, employee, agent, or advisor of Mana Capital or Cardio. This presentation does not purport to be all-inclusive or to contain all of the information you may desire. Information provided in this presentation speaks only as of the date hereof and is subject to change. Nothing set forth herein should be regarded or relied upon as a representation, warranty or prediction that Mana Capital, Cardio, or the combined entity will achieve or is likely to achieve any particular future result. While Mana Capital and Cardio are not aware of any misstatements regarding any information in this presentation, none of Mana Capital, Cardio, or any of their respective affiliates, officers, directors or representatives makes any representation or warranty, express or implied, as to the accuracy or completeness thereof. Readers of this presentation should consult their own counsel and tax and financial advisors as to legal and related matters concerning the information described herein. Certain information contained herein is based on information released by third party sources. Neither Cardio nor Mana Capital has independently verified such information.

This presentation does not purport to contain all the information or factors that may be required to make a full analysis of Cardio or the proposed Business Combination. Viewers of this presentation should each make their own evaluation of Cardio and of the relevance and adequacy of the information and should make such other investigations as they deem necessary. This presentation also contains estimates and other statistical data made by independent parties and by Cardio relating to market size and growth and other data about Cardio's industry and peer companies. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. To the fullest extent permitted by law, in no circumstances will Mana Capital, Cardio or any of their respective subsidiaries, affiliates, representatives, directors, officers, advisers or agents be liable for any direct, indirect or consequential losses arising from the use of this presentation, the information contained within this presentation, or otherwise arising in connection therewith, including any investment in shares of Mana Capital or the combined entity. In addition, projections, assumptions, and estimates of Cardio's future performance and the future performance of the markets in which Cardio competes are necessarily subject to a high degree of uncertainty and risk.

Additional Information and Where to Find It

In connection with the proposed Business Combination, Mana Capital has filed a registration statement on Form S-4 with the SEC. The Form S-4 includes a proxy statement to be distributed to holders of Mana Capital's common stock in connection with Mana Capital's solicitation of proxies for the vote by Mana Capital's stockholders with respect to the proposed Business Combination and other matters as described in the Form S-4, as well as the prospectus relating to the offer of securities to be issued to Cardio's stockholders in connection with the proposed Business Combination. After the Form S-4 has been declared effective by the SEC, Mana Capital will mail a definitive proxy statement, when available, to its stockholders. Investors and security holders and other interested parties are urged to read the Form S-4, the preliminary proxy statement and any amendments thereto and, once available, the definitive proxy statement/prospectus, in connection with Mana Capital's solicitation of proxies for its special meeting of stockholders to be held to approve, among other things, the proposed Business Combination, because they will contain important information about Mana Capital, Cardio and the proposed Business Combination. Additionally, Mana Capital will file other relevant materials with the SEC in connection with the Business Combination. Copies may be obtained free of charge at the SEC's web site at www.sec.gov. Securityholders of Mana Capital are urged to read the Form S-4 and the other relevant materials when they become available before making any voting decision with respect to the proposed Business Combination because they will contain important information about the Business Combination and the parties to the Business Combination.

Participants in the Solicitation

Mana Capital and Cardio and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the proposed Business Combination under the rules of the SEC. Security holders may obtain more detailed information regarding the names, affiliations, and interests of certain of Mana Capital's executive officers and directors in the solicitation by reading Mana Capital's Form S-4 and other relevant materials filed with the SEC in connection with the Business Combination when they become available. Information about the directors and executive officers of Mana Capital is set forth in Mana Capital's annual report for the year ended December 31, 2021 on Form 10-K (the "Form 10-K"), which was filed with the SEC on March 31, 2022. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders in connection with the proposed Business Combination is set forth in the Form S-4. These documents can be obtained free of charge at www.sec.gov.

Cardio and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of Mana Capital in connection with the proposed Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed Business Combination is included in the Form S-4 filed in connection with the proposed Business Combination.

No Offer or Solicitation

This presentation is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed Business Combination and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Mana Capital or Cardio, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

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Disclaimer Continued

Non-GAAP Financial Information

This presentation includes certain financial information not presented in accordance with generally accepted accounting principles ("GAAP"), including, but not limited to, free cash flow and other metrics. The non-GAAP financial information included herein does not present financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing Mana Capital's or Cardio's financial results. Therefore, this information should not be considered in isolation or as an alternative to net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP. In addition, historical financial measures relating to Mana Capital's and Cardio's quarterly financial information included in this presentation have not been audited and are subject to review and adjustment accordingly. The non-GAAP financial information included in this presentation is not calculated in accordance with GAAP and should not be considered as alternatives to GAAP. Other companies may calculate such non-GAAP financial information differently, and therefore the non-GAAP financial information contained in this presentation may not be directly comparable to similarly titled measures of other companies. Additionally, to the extent that forward-looking non-GAAP financial information is provided, it is presented on a non-GAAP basis without reconciliations due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation.

Forward Looking Statements

This presentation contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Mana Capital and Cardio's actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "could", "continue", "expect", "estimate", "forecast", "future", "intend", "may", "outlook", "plan", "potential", "project", "predicts", "should", "will" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to Cardio's and Mana Capital's future prospects, developments and business strategies. These forward-looking statements include, without limitation, Mana Capital's and Cardio's expectations with respect to future performance and anticipated financial impacts of the Business Combination, the satisfaction of the closing conditions to the Business Combination and the timing of the completion of the Business Combination. In particular, such forward-looking statements include, without limitation, statements concerning the timing of the Business Combination, the business plans, objectives, expectations and intentions of Mana Capital and Cardio once the Business Combination and the other transactions contemplated thereby are complete, and Cardio's estimated and future results of operations, business strategies, competitive position, industry environment and potential growth opportunities. These statements are based on Mana Capital's or Cardio's management's current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Mana Capital's or Cardio's control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or could otherwise cause the Business Combination to fail to close; (2) the outcome of any legal proceedings that may be instituted against Mana Capital or Cardio following the announcement of the Merger Agreement and the Business Combination; (3) the inability to complete the Business Combination, including due to failure to obtain approval of the stockholders of Mana Capital or Cardio or other conditions to closing in the Merger Agreement; (4) the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the Business Combination; (5) the inability to obtain the listing of the common stock of the post-acquisition company on the Nasdaq Stock Market or any alternative national securities exchange following the Business Combination; (6) the risk that the announcement and consummation of the Business Combination disrupts current plans and operations; (7) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (8) costs related to the Business Combination; (9) changes in applicable laws or regulations and delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals required to complete the Business Combination; (10) the possibility that Cardio may be adversely affected by other economic, business, and/or competitive factors; (11) the impact of COVID-19 on the combined company's business; and (12) other risks and uncertainties indicated from time to time in the preliminary proxy statement and any amendments thereto and, once available, the definitive proxy statement/prospectus, in connection with Mana Capital's solicitation of proxies for its special meeting of stockholders to be held to approve, among other things, the proposed business combination, including those under "Risk Factors" therein, and in Mana Capital's other filings with the SEC. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that Mana Capital considers immaterial or that are unknown. Mana Capital cautions that the foregoing list of factors is not exclusive. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. Mana Capital further cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Mana Capital does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. This presentation is not intended to be all-inclusive or to contain all the information that a person may desire in considering an investment in Mana Capital or Cardio and is not intended to form the basis of an investment decision. All subsequent written and oral forward-looking statements concerning Mana Capital and Cardio, the Business Combination or other matters and attributable to Mana Capital and Cardio or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

Industry and Market Data

In this presentation, Cardio relies on and refers to information and statistics in the sectors in which it intends to compete. Cardio obtained this information and statistics from third-party sources believed to be reliable, including reports by market research firms. Cardio has supplemented this information where necessary with its own internal estimates, taking into account publicly available information about other industry participants and its management's best view as to information that is not publicly available. Neither Cardio nor Mana Capital has independently verified the accuracy or completeness of any such third-party information.

Trademarks

This presentation contains trademarks, service marks, trade names and copyrights of Cardio, Mana Capital and other companies, which are the property of their respective owners. The use or display of third parties' trademarks, service marks, trade name or products in this presentation is not intended to, and does not imply, a relationship with Mana Capital or Cardio, or an endorsement of sponsorship by or of Mana Capital, Cardio or other companies. Solely for convenience, the trademarks, service marks and trade names referred to in this presentation may appear with the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that Mana Capital or Cardio will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks, service marks and trade names.

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Risk Factors

In evaluating the Business Combination to be considered and voted on at the special meeting, you should carefully review and consider the risk factors set forth under the section entitled "Risk Factors" included in the Form S-4/proxy statement filed by Mana Capital. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) the ability of Mana Capital and Cardio to complete the Business Combination and (ii) the business, cash flows, financial condition and results of operations of the combined companies following consummation of the Business Combination. You should carefully consider all of the risks and uncertainties described in the section of the Form S-4/proxy statement captioned "Risk Factors." These risks include, but are not limited to, the following:

Risks Related to Cardio's Business, Industry and Business Operations

- Cardio has a limited operating history that makes it impossible to reliably predict future growth and operating results.
- Cardio has an unproven business model, has not generated significant revenues and with no assurance of generating significant revenues or operating profit.
- The market for epigenetic tests is fairly new and unproven, and it may decline or experience limited growth, which would adversely affect Cardio's ability to fully realize the potential of Cardio's platform.
- The estimates of market opportunity and forecasts of market growth included in this proxy statement may prove to be inaccurate, and even if the market in which Cardio competes achieves the forecasted growth, Cardio's business could fail to grow at similar rates, if at all.
- If Cardio is not able to enhance or introduce new products that achieve market acceptance and keep pace with technological developments, Cardio's business, results of operations and financial condition could be harmed.
- The success of Cardio's business depends on its ability to expand into new vertical markets and attract new customers in a cost-effective manner.
- The growth strategy of Cardio may not prove viable and expected growth and value may not be realized.
- Cardio's future growth could be harmed if it loses the services of its key personnel.
- Cardio may face intense competition, which could limit Cardio's ability to maintain or expand market share within Cardio's industry, and if Cardio does not maintain or expand its market share Cardio's business and operating results will be harmed.
- Cardio's business depends on customers increasing their use of Cardio's solutions, and Cardio may experience loss of customers or decline in their use of Cardio's solutions.
- Cardio relies on a limited number of suppliers, contract manufacturers, and logistics providers, and Cardio's test is performed by a single contract high complexity Clinical Laboratory Improvement Amendments (CLIA) laboratory.
- Cardio may be unable to scale its operations successfully.
- Cardio may be unable to manage its growth.
- Cardio's success depends upon its ability to adapt to a changing market and its continued development of additional tests and services.
- Cardio's future growth could be harmed if it loses the services of its key personnel.
- Cardio's Board of Directors may change Cardio's strategies, policies, and procedures without stockholder approval and Cardio may become highly leveraged, which may increase its risk of default under its obligations.
- Cardio may need to seek alternative business opportunities and change the nature of its business.
- Cardio is subject to general litigation that may materially adversely affect it.

Risks Related to Cardio's Intellectual Property

- Certain core technology of Cardio is licensed, and that license may be terminated if Cardio were to breach its obligations under the license.
- Cardio's license agreement with University of Iowa Research Foundation (UIRF) includes a non-exclusive license of "technical information" that potentially could grant unaffiliated third parties access to materials and information considered derivative work made by Cardio, which could be used by such licensees to develop competitive products.

Risks Related to Government Regulation

- Cardio conducts business in a heavily regulated industry, and if it fails to comply with these laws and government regulations, it could incur penalties or be required to make significant changes to its operations or experience adverse publicity, which could have a material adverse effect on its business, financial condition, and results of operations.
- If the FDA were to begin actively regulating Cardio's tests, Cardio could incur substantial costs and delays associated with trying to obtain premarket clearance or approval and incur costs associated with complying with post-market controls.
- If Cardio's products do not receive adequate coverage and reimbursement from third-party payors, its ability to expand access to its tests beyond its initial sales channels will be limited and its overall commercial success will be limited.

Risks Related to the Financial Projections

- You should be aware that uncertainties are inherent in prospective financial projections of any kind, and such uncertainties increase with the passage of time. None of Mana Capital, Cardio or any of their respective affiliates, advisors, officers, directors, or representatives has made or makes any representation or can give any assurance to any Mana Capital stockholders, or any other person, regarding the ultimate performance of Cardio compared to the information set forth under "The Business Combination Proposal — Summary of Mana Capital Financial Analysis" or that any such results will be achieved.
- Cardio management made numerous material estimates with respect to the years ending December 31, 2022 through 2026 in developing the projections provided to Mana Capital and its financial advisor.

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Risk Factors Continued

Risks Related to the Business Combination and being a Public Company

- Going public through a merger rather than an underwritten offering presents risks to unaffiliated investors. Subsequent to our completion of the business combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could negatively affect our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.
- Cardio's Management will be required to devote substantial time to maintaining and improving its internal controls over financial reporting and the requirements of being a public company which may, among other things, strain its resources, divert Management's attention and affect its ability to accurately report its financial results and prevent fraud.
- Cardio will need to grow the size of its organization and may experience difficulties in managing this growth.
- In the event that a significant number of Mana Capital Shares are redeemed, its stock may become less liquid following the Business Combination.
- Mana Capital's stockholders will experience immediate dilution as a consequence of the issuance of Mana Capital Shares as consideration in the Business Combination. Having a minority share position may reduce the influence that Mana Capital's current stockholders have on the Management of Mana Capital.

Risks Related to Mana Capital's Business as a SPAC

- The ability of Mana Capital's public stockholders to exercise redemption rights with respect to a large number of its shares could increase the probability that the business combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your shares.
- In connection with any vote to approve a business combination, Mana Capital will offer each public stockholder the option to vote in favor of a proposed business combination and still seek redemption of his, her or its shares.
- Mana Capital may not be able to complete its business combination within the prescribed time frame, in which case it would cease all operations except for the purpose of winding up and Mana Capital would redeem its public shares and liquidate, in which case its public stockholders may only receive $10.00 per share, or less than such amount in certain circumstances, and Mana Capital's rights and warrants will expire worthless.
- In connection with any stockholder meeting called to approve a proposed initial business combination, Mana Capital may require stockholders who wish to redeem their shares in connection with a proposed business combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their redemption rights.
- If Mana Capital seeks stockholder approval of its business combination and it does not conduct redemptions pursuant to the tender offer rules, and if you or a "group" of stockholders are deemed to hold in excess of 15% of Mana Capital's shares of common stock, you will lose the ability to redeem all such shares in excess of 15% of its shares of common stock.

Risks Related to Mana Capital's Common Stock and Organizational Structure

- The price of Mana Capital's common stock likely will be volatile like the stocks of other early-stage companies.
- A significant number of shares of Mana Capital's common stock are subject to issuance upon exercise of outstanding warrants and options, which upon such exercise may result in dilution to its security holders.
- Mana Capital has never paid dividends on its common stock, and it does not anticipate paying any cash dividends on its common stock in the foreseeable future.
- Sales of a substantial number of shares of Mana Capital's common stock in the public market by its existing stockholders could cause its stock price to decline.
- Insiders will continue to have substantial influence over the Company after the Business Combination, which could limit investors' ability to affect the outcome of key transactions, including a change of control.

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Introduction to Cardio Diagnostics

THE COMPANY

- Making cardiovascular disease prevention and early detection more accessible, personalized, and precise
- Developed an AI-driven Integrated Genetic–Epigenetic Engine™ that enables the identification of robust genetic-epigenetic biomarkers and their translation into clinical tests for cardiovascular disease
- Launched the first integrated genetic-epigenetic test for coronary heart disease (including heart attacks): Epi+Gen CHD™
  - More sensitive compared to current lipid-based clinical tests
  - Clinical test that can be completed remotely or in provider settings
  - Clear value propositions to scale across multiple channels including telemedicine, concierge practices, health systems and employers
- Additional clinical tests for stroke, congestive heart failure & diabetes in development that together address a $261B US Total Addressable Market(1)

THE PRESENTERS



Warren Hosseinion, MD

Chairman, Cardio Diagnostics

President, Nutex Health (NUTX) - $2.20B market cap(2)
Co-founder of Apollo Medical Holdings (AMEH) - $2.58B market cap(2)
Director and former CEO of Clinigence Holdings (CLNH)



Meesha Dogan, PhD

Co-founder, CEO & Director, Cardio Diagnostics

11+ years bridging engineering, AI, and medicine
Co-inventor of the Integrated Genetic-Epigenetic Engine™



Rob Philibert, MD PhD

Co-founder, CMO & Director, Cardio Diagnostics

15+ years in epigenetics and clinical translation
Co-inventor of the Integrated Genetic-Epigenetic Engine™



Jonathan Intrater

CEO & Director, Mana Capital Acquisition

Managing Director, Investment Banking, Ladenburg Thalmann
30 years of corporate finance & M&A advisory experience

(1) Source: Cardio Diagnostics estimate for US markets based on 2020 US Census data
(2) As of 8/24/22

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Business Combination Overview (1)(2) TRANSACTION SUMMARY SOURCES AND USES PRO FORMA SHARES & ENTERPRISE VALUE • On May 27, 2022, Cardio entered into a definitive agreement to merge with Mana Capital, valuing Cardio at a pro forma enterprise value of $104.1 million, the “Business Combination”. • In addition to $65 million held in the Mana Capital trust account, Cardio will have raised at least $10 million in gross proceeds through private placements of common equity prior to closing the Business Combination in 2022. There is no minimum cash condition to closing the Business Combination. • Upon closing of the transaction, Mana Capital will be renamed Cardio Diagnostics Holdings, Inc. and will remain listed on the Nasdaq Stock Market under the ticker symbol “CDIO”. • Cardio stockholders are entitled to receive up to 1 million earn - out shares, subject to the stock price meeting certain share price thresholds within 4 years of closing. • Anticipated closing: second half of 2022. Sources Uses Existing SPAC Trust $65.0 Target Equity Roll - over $84.2 Target Equity Roll - Over $84.2 Cash to Balance Sheet $70.7 Existing Cash (3) $9.2 Fees & Expenses $3.5 Total $158.4 Total $158.4 7 PRO FORMA OWNERSHIP AT CLOSE (4) Fully Diluted Shares at Close (mm) Public SPAC Shareholders 6.50 Rights Holders 0.93 Sponsor Promote 1.63 Target Equity Roll - over 8.42 Total 17.48 Enterprise Value (US$ mm) Equity Market Capitalization @ $10.00 $174.8 Less Cash $70.7 ENTERPRISE VALUE $104.1 (1) Includes $10mm of gross proceeds of common equity raised by Cardio prior to closing. (2) Assumes no redemptions of Mana common stock. Pro Forma Fully Diluted Shares and Enterprise Value calculated using the tre asu ry method. Assumes the proceeds from the exercise of in - the - money options and warrants utilized to repurchase shares at $10.00. Does not in clude any dilution from warrants and options with exercise prices above $10.00. (3) Estimated at closing. (4) Calculated based on issued and outstanding shares at closing. Does not include any potential dilution from non - exercised op tions and warrants.

Cardiovascular Disease and Associated Co - Morbidities Cardiovascular disease (CVD) is the leading cause of death in the US , and is responsible for nearly $1 billion/day in medical costs + lost productivity (1) (1) CDC Foundation (2) American Heart Association (3) CDC (4) Johns Hopkins Medicine CORONARY HEART DISEASE (CHD ) The most common type of CVD • 20+ million adults have CHD, the major cause of heart attacks (2) • A heart attack occurs every 40 seconds (2) • 800,000+ heart attacks/year (2) CONGESTIVE HEART FAILURE (CHF) A common type of CVD • 6+ million adults have heart failure (2) • Nearly 380,000 deaths in 2018 were attributed to heart failure (2) DIABETES A major risk factor for CVD • 34+ million adults have diabetes (3) • 2 - 4x more likely to develop CVD (4) STROKE A common type of CVD • Nearly 800,000 strokes each year (2) • A stroke - related death occurs every 3.5 minutes (2) • 1 in 6 CVD - related deaths are due to stroke (2) 8

Two Types of DNA Biomarkers Power Our Approach

GENETICS (SINGLE NUCLEOTIDE POLYMORPHISMS)

- Inherited from parents
- < 20% of risk for cardiovascular disease is driven by genetics[1]
- Does not change over time (i.e., not dynamic)



GGC
CCG
SNP
GAC
CTG

EPIGENETICS (DNA METHYLATION)



Chromosome
Histone
CH3
CH3
CH3

Fig 1. DNA methylation (5mC) [2]

- Influenced by lifestyle & environment
- Larger driver of risk for cardiovascular disease compared to genetics
- Largely confounded by genetics
- Changes over time (i.e., dynamic) (similar to HBA1c)

CardioDiagnostics

(1) Sum heritability from Hou, K et al, Nature Genetics Aug 2019, /doi.org/10.1038/S41588-019-0465-0
(2) creativebiomart.net/epigenetics/services/dna-methylation-analysis-service/

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Clinicians’ Current Approach to Cardiovascular Disease Currently, risk for CVD is assessed using two common lipid - based clinical tests ● Age ● Race ● Smoking ● Diabetes ● HDL cholesterol ● Total cholesterol ● Gender ● Systolic blood pressure ● Receiving treatment for high blood pressure ASCVD POOLED COHORT EQUATION (PCE) 10 (1) Dogan et al 2021 Epigenomics LIPID - BASED TESTS ARE NOT EFFECTIVE FOR SEVERAL REASONS: Requires an in - person clinic visit Requires fasting Patient care plan lacks personalization Dependent on subjective information Developed using data predominately from men The average sensitivity of FRS & PCE was found to be 44% in men and 32% in women (1) ● Age ● Gender ● Systolic blood pressure ● Diabetes ● Total cholesterol ● HDL cholesterol ● Smoking ● Diastolic blood pressure FRAMINGHAM RISK SCORE (FRS)

Lab translation of assays DOMAIN EXPERTISE Trade secrets Trade secrets Non - linear data mining Assay translational criteria HIGH - PERFORMANCE COMPUTING, ML/AI AND DOMAIN EXPERTISE Copyright, proprietary & patent pending (1) Lab profiling using assays Interpretive predictive ML model PRODUCT Billions of genetic, epigenetic & clinical data points BIG DATA DNA bank & databank Our AI - Driven Integrated Genetic - Epigenetic Engine Œ Our AI - Driven Integrated Genetic - Epigenetic Engine Œ enables rapid design, development and launch of new diagnostic solutions + + Identification of robust biomarkers Translation into clinical tests = 11 (1) Notice of allowance received from USPTO; 5/31/2022 Designed and built over the past decade

Epi+Gen CHD Œ : The Only Epigenetics - Based Test For Coronary Heart Disease ● Epi+Gen CHD Ť is Cardio Diagnostics’ first product that was developed using our AI - driven Integrated Genetic - Epigenetic Engine Ť . ● Epi+Gen CHD Ť assesses 3 - year risk for coronary heart disease (CHD), the most common type of heart disease and the major cause of heart attacks. ● Epi+Gen CHD Ť addresses the shortcomings of current lipid - based tests because it: ○ Is 76% sensitive for men and 78% sensitive in women, which is 1.7 times and 2.4 times more sensitive for men and women, respectively, compared to the average sensitivity of FRS and PCE (1) (2) ○ Is associated with up to $42,000 in cost savings per quality adjusted life year and improved survival (3) ○ Does not require fasting ○ Can assist in personalizing patient care plan ○ Does not depend on self - reported information ○ Can be completed remotely or in provider settings (1) This means that for every 100 men and 100 women deemed “at - risk” for a CHD event, the test correctly identifies 76 men & 78 women (2) Dogan et al, 2021, Epigenomics (3) Jung et al, 2021, Epigenomics 12

Recognition of Epi+Gen CHD Œ and the Company 13 Winner Biotech Innovation Showcase Award 2019

Epi+Gen CHD Œ : Clear, Key Differentiations for Risk Assessment 14 (1) Healthcare providers offering the Framingham Risk Score or ASCVD Pooled Cohort Equation SENSITIVE, EPIGENETICS BASED TEST CORONARY HEART DISEASE SPECIFIC PHYSICIAN ORDERED AND/OR INTERPRETED AT - HOME TESTING AVAILABLE MULTIPLE DNA BIOMARKERS - BASED TEST (NASDAQ: ME) Hospitals & Clinics (1)

Epi+Gen CHD Œ : A $51B US Total Addressable Market (1) Epi+Gen CHD Ť is recommended for adults ages 35 - 75 who have not been diagnosed with coronary heart disease, which is approximately 146M Americans (2) . We intend to accelerate the adoption of Epi+Gen CHD Ť by: ● Developing strategic clinical partnerships ● Leveraging industry organizations ● Launching an Epi+Gen CHD Ť piloting program ● Developing a customized customer portal to reduce transaction friction We expect to accelerate the adoption of Epi+Gen CHD Ť across several channels including telemedicine, concierge practices, innovative health systems, and employers. (1) Assumes 146M Americans x $350/test (2) US Census Bureau 15

Epi+Gen CHD Œ : Strategically Driving Adoption Through Four Key Channels TELEMEDICINE CONCIERGE PRACTICES INNOVATIVE HEALTH SYSTEMS EMPLOYERS KEY DRIVERS • Pandemic - driven growth in virtual care • Americans spend > $275B per year on out - of - pocket wellness & health initiatives (1) • Nearly 44M households earn ≧ $100K/year (2) • Convergence of forward - leaning providers, health - conscious individuals, and innovative clinical technologies • Subscription - based concierge practices are not price sensitive • At least 2,000 practices and growing • Striving to diversify business models and care delivery pathways • Adopting precision medicine technologies to better address expensive & chronic conditions • Committed to evidence - based tests to help reduce costs & improve patient outcomes • Increasingly view employee health expenditures as a business investment • Committed to improving employee health & productivity • Seeking to attract & retain top talent through remote benefits ANTICIPATED SALES CYCLE 4 - 6 WEEKS 1 - 9 MONTHS 9 - 12 MONTHS 6 - 9 MONTHS PATIENT - DRIVEN PROVIDER/ORGANIZATION - DRIVEN 16 (1) Global Wellness Institute (2) US Census Bureau

Epi+Gen CHD Œ : A Scalable Testing & Reporting Process to Fulfill Increasing Demand 17 Lancet and/or vacutainer sample collection kits shipped to provider/healthcare organization 2b 2a At - home lancet sample collection kit shipped to patient Lab processing of blood sample 5 Process data and generate report 6 Share patient report with ordering provider 7 3 Collect blood sample Ship blood sample overnight to lab 4 Provider/healthcare organization orders tests 1b 1a Telemedicine provider orders test for patient REMOTE PROVIDER SETTINGS A patient's blood sample can be collected remotely by the patient using the fingerstick method with our self - contained lancet sample collection kit or by a professional in a provider setting with our vacutainer kit

Supply Chain & Laboratory Strategy • Common kit contents that can be sourced from multiple distributors • Identified multiple distributors to diversify supply chain • Most kit contents are shelf - stable for years and can be sourced well in advance • Agreement in place with a reputable vendor for kit assembly and fulfillment • Maintain inventory of fully assembled kits to meet six months of expected demand • Assembly does not require special protocol • Preparing to internally integrate assembly & fulfillment of sample collection kits 18 SAMPLE COLLECTION KIT CONTENTS & ASSEMBLY: LABORATORY STRATEGY: • Favorable agreement in place with an experienced laboratory • Refine plan to meet sample processing demand for at least 18 months • Identified lead times of key suppliers to allow seamless capacity expansion as demand accelerates • Intend to acquire a laboratory to allow processing of patient samples internally

Gross Margin Expansion Opportunity 19 Potential lab acquisition Process larger sample batches Increase processing automation Internally integrate sample collection kit assembly and fulfillment Bulk shipping of sample collection kits and/or samples

The Integrated Genetic - Epigenetic Engine Œ can be Leveraged Repeatedly 20 Source: Cardio Diagnostics estimate for US market based on 2020 US Census datas (1) Assumes each test is administered to each patient a single time in a year although some patients may be eligible to be re - te sted in less than a year Assumes $350/test | Assumes one patient could be tested with multiple tests (1) LAUNCHED 146M adults $51B 2024* 140M adults $49B 2023* 152M adults $53B 153M adults $53B 2023* 157M adults $55B 2022* 2nd Half $261B by 2024* U.S. ADDRESSABLE MARKET = TOTAL *Represents expected launch date EPI+GEN CHD DIABETES RISK CHF RISK STROKE RISK CHD DETECTION 11

FDA Regulatory Pathway Enables Other Labs to Process Epi+Gen CHD™

START

1. ONGOING — Determine appropriate FDA pathway based on input from FDA advisor & counsel
2. ONGOING — Assemble FDA pre-submission to receive feedback from FDA on studies needed
3. 70-80 DAYS — Submit pre-submission to FDA for detailed comments on proposed studies
4. 5 DAYS — Receive FDA comments & meet with FDA to discuss areas requiring clarification

5a. 1-2 MONTHS — Use feedback from FDA to address their questions & to create final study protocols for analytical & clinical performance studies

5b. Continue to offer as an LDT in our laboratory

6-18 MONTHS (STEPS 6 AND 7 COMBINED)

6. Perform studies that are needed
7. Generate & file FDA submission
8. 6-10 MONTHS — Respond to issues that arise from the FDA review
9. Complete FDA pathway

END

Epi+Gen CHD™ is currently offered as a Laboratory Developed Test (LDT[1]) and presently does not require FDA premarket authorization.
Cardio Diagnostics is evaluating an FDA regulatory pathway to enable broader access to Epi+Gen CHD™.

CardioDiagnostics

(1) There is currently pending legislation in Congress intended to give authority to FDA to regulate certain types of LDTs including a bill that has moved recently out of committee to the full Senate for consideration.

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Epi+Gen CHD Œ : Pursuing A New Standard of Care for Cardiovascular Health 22 KOLs (1) & REIMBURSEMENT CONSULTANT ONGOING EVIDENCE BUILDING (e.g. research studies, health economics) ONGOING ENGAGE PAYORS 6 - 12 MONTHS CODE, COVERAGE & PAYMENT 2.5 - 3 YEARS (1) KOLs: Key Opinion Leaders

Robust Short - Term & Long - Term Strategic Initiatives 23 GROWTH STRATEGIES REDUCE VARIABLE COSTS MANAGE RISKS INCREASE REVENUE LAB ACQUISITION PURSUE FDA PATHWAY PAYOR COVERAGE TARGET MULTIPLE REVENUE CHANNELS LAUNCH MULTIPLE SYNERGISTIC PRODUCTS

Strong Leadership Meesha Dogan, PhD Co - founder, CEO & Director 11+ years bridging engineering, AI, and medicine, Co - inventor of the Integrated Genetic - Epigenetic Engine TM , PhD in Biomedical Engineering from the University of Iowa Warren Hosseinion, MD Chairman President, Nutex Health, Inc. (NUTX) - $2.20B market cap (1) , Co - founder of Apollo Medical Holdings (AMEH) - $2.58B market cap (1) , Director and former CEO of Clinigence Holdings (CLNH), MD from Georgetown University School of Medicine 24 Experienced leadership, complementary backgrounds & vision to succeed (1) As of 8/24/22

Team Continued 25 Rob Philibert, MD PhD Co - founder, CMO & Director 15+ years in epigenetics and clinical translation, Co - inventor of the Integrated Genetic - Epigenetic Engine TM , MD & PhD in Neuroscience from the University of Iowa Elisa Luqman, JD MBA CFO Chief Legal Officer (SEC), Nutex Health, Inc. (NUTX) , Co - founder of bigVault Storage Technologies (acquired), JD & MBA in Finance from Hofstra University, Licensed in NY/NJ and FL Corp Counsel

Team Continued 26 Tim Dogan, PhD CTO 11+ years in high performance computing systems, Co - inventor of the Integrated Genetic - Epigenetic Engine TM , PhD in Mechanical Engineering from the University of Iowa Khullani Abdullahi, JD VP of Revenue & Strategy 12+ years in commercializing complex technologies and solutions, Growth architect at GreenLight Medical/Symplr, Lumere/GHX, JD from the University of Minnesota

27 Comparable Companies MARKET CAP VS 2023 REVENUE (CONSENSUS EST.) 2023 REVENUES (CONSENSUS ESTIMATE) US($mm) (1) Source: Factset as of 8/24/22 MARKET CAPITALIZATION US ($mm)

Financial Projections FINANCIAL PROJECTIONS Q2 - Q4 2022 2023 2024 2025 2026 TOTAL REVENUE $784,250 $5,151,000 $11,902,000 $63,870,000 $105,222,000 GROSS PROFIT $313,700 $2,060,400 $4,760,800 $25,548,000 $42,088,800 OPERATING PROFIT ($2,148,745) ($4,989,600) ($6,489,200) $5,698,000 $14,738,800 NET INCOME ($2,148,745) ($4,989,600) ($6,489,200) $4,501,420 $11,643,652 FREE CASH FLOW ($1,265,465) ($4,191,110) ($6,023,320) $861,260 $8,947,412 28

Financial Projections

- Included in this presentation are Cardio's estimates of its financial performance for the fiscal years 2022 through 2026 (the "Financial Projections"), based on information known as of the date of this presentation. The Financial Projections were prepared by Cardio's management, based on their judgment and assumptions regarding the future financial performance of Cardio, solely for the purpose of enabling Mana Capital's financial advisor, The Benchmark Company, LLC, to render its fairness opinion, which opinion is materially related to the Business Combination. Further, the Financial Projections were disclosed in Mana Capital's Form S-4 in order to comply with Item 1015 of Regulation M-A regarding disclosure of the financial advisor's analyses or substantive work. Accordingly, consistent with SEC guidance, the metrics provided to The Benchmark Company, LLC for the purpose of rendering its fairness opinion are not deemed to be non-GAAP financial measures requiring reconciliation to GAAP and/or other additional disclosures.

- **However, there are significant uncertainties inherent in these projections. In light of the fact that Cardio is an early stage enterprise which has not generated meaningful revenues to date, and as the financial projections prepared by Cardio are not supported by a sufficiently long operating history, the Board of Directors of Mana Capital did not rely upon the financial projections of Cardio in recommending the Business Combination to its stockholders and considered them inherently unreliable. Accordingly, readers are strongly cautioned not to place undue reliance, if any, on these projections, and Mana Capital's stockholders are strongly cautioned not to rely on these projections in making any decisions regarding the Business Combination.**

- The underlying assumptions on which the Financial Projections are based are inherently uncertain and require significant judgment. As described above, Cardio's ability to achieve the Financial Projections will depend upon a number of factors, including many outside of its control. These factors include significant business, economic and competitive uncertainties and contingencies that could cause actual results to differ materially from those contained in the prospective financial information. Cardio developed these projections based upon assumptions with respect to future business decisions and conditions that are subject to change, including Cardio's execution of its strategies and product development, as well as growth in the markets in which it currently operates and proposes to operate. As a result, Cardio's actual results may materially vary from the Financial Projections set out above. Further, the risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased by the length of time over which these assumptions apply and any failure of an assumption or projection to be reflective of actual results in an early period could have a greater effect on the projected results failing to be reflective of actual events in later periods. This inclusion of the Financial Projections in this presentation should not be regarding as a representation by any person that the results reflected in such projections will be achieved. Neither Cardio's independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

- Key estimates and assumptions underlying the Financial Projections relating to Cardio's revenue growth and margin improvement include:

  - **Revenue Growth** – A number of factors influence Cardio's revenue projections including but not limited to (i) future product development and product launch timelines; (ii) sales and marketing performance, marketing channels, investment levels and sales and marketing effectiveness based on industry trends; (iii) time and cost to acquire customers, including conversion rate from lead funnel for various healthcare sub-verticals and onboarding timeline; (iv) access to continuous working capital; (v) the ability to grow customer base, customer retention, purchase volume and recurring purchases; (vi) payor coverage, including the specific payors, level of coverage, timing of when such coverage is available, the payment amount and the covered products; (vii) regulatory requirements for current and future products, including pursuing FDA premarket authorization to broaden access to our product(s); and (viii) key hires and operating costs.

  - **Margin Improvement** – Cardio expects its gross margins to improve in part due to maintaining pricing, maintaining or reducing cost of goods sold and maintaining or increasing gross margin.

  - Cardio's Financial Projections reflect its expectations about (i) strategic partnerships for research and development, and sales and marketing across various healthcare sub-verticals; (ii) generating sufficient net proceeds from financings; and (iii) the estimated timing of closing the Business Combination and receiving the estimated net proceeds of the Business Combination. Such Financial Projections were further based on (iv) assumptions relating to third-party forecasts for industry growth and growth of comparable companies; (v) market size based on third-party data; (vi) assumptions relating to the continued growth of the US and global healthcare and diagnostics markets; (vii) assumptions relating to an increase in demand for healthcare services driven by the global population growth, and the increasing prevalence of chronic diseases; and (viii) the assumption that there will not be any material liabilities nor any mergers or acquisitions.

  - More specifically, the above assumptions assume that (i) a second product for prevalent CHD will be launched as an LDT in the third quarter of fiscal 2022; (ii) many of Cardio's customers for Epi+Gen CHD will also be customers for the second product; (iii) Cardio willraise and have access to the specified yearly operating capital; (iv) Cardio will hire at least 3-5 full-time sales and marketing personnel in the next 24 months; (v) Cardio will have payor coverage for its first two products by 2025;(vi) Cardio will receive the necessary FDA approval for its first two products by 2025; (vii) traction for its products prior to being reimbursed will be driven by select healthcare sub-verticals: concierge medicine, self-insured employers, health-conscious consumers and providers/organizations at the forefront of innovation; and (viii) the margin of the tests is 40%.

- Cardio prepared the Financial Projections on a reasonable basis and believes that its operating history provides a reasonable basis for the estimates and assumptions underlying the Financial Projections. Changes in these estimates or assumptions, including assumptions regarding business development, marketing effectiveness and operational efficiency could materially affect the Financial Projections. The financial projections are being provided for information purposes only and are not and should not be viewed as public guidance regarding the future performance of Cardio. The inclusion of the above information should not be regarded as an indication that Mana Capital or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results.

CardioDiagnostics

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